COMMERCIAL SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Agreement”) is entered into on February 19, 2019, by and between APPRECIATION, LLC, a Nevada Limited liability company (“Sublessor”), and GROW CAPITAL, INC., a Nevada corporation (“Subtenant” or “Sublessee”). Collectively the “Parties.”

FOR VALUABLE CONSIDERATION, the Parties agree to the following terms and conditions.

1. Building. 2485 Village View Drive, Henderson, Nevada, 89074 is a three-story office building (“the Building”) containing approximately 69,195 rentable square feet. The Building is located in a business center commonly referred to as “Green Valley Corporate Center South.”

2. The Premises. Suite 190 comprised of approximately 6,089 rentable square feet. Sublessor leases to the Sublessee the portion of the Premises described as follows: Approximately 1,338 square feet of the Premises, to be known as Suite 180 (“Subleased Premises”). The Subleased Premises is located approximately as shown in red on Schedule "A" attached to and incorporated in the Sublease. The space is located on the first (1st) floor of the Building.

3. Master Lease. The Master Lease is between GVR Back Office 123, LLC, a Nevada limited liability company (the "Landlord") and the Sublessor with respect to 2485 Village View Drive, Suite 190, Henderson, NV 89074. Sublessee acknowledges it is willing to undertake certain obligations of the Master Lease.

a.Sublessor is the lessee of the Premises by virtue of the Master Lease, wherein Landlord is the Master Lessor.

b.This Sublease is and shall at all times be subject and subordinate to the Master Lease.

c.The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Lessor” is used it shall be deemed to mean the Sublessor herein and wherever in the Master Lease the word “Lessee” is used it shall be deemed to mean the Sublessee herein.

d.During the term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Sublessee does hereby expressly assume and agree to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor under the Master Lease (the “Sublessee’s Assumed Obligations”). The obligations that Sublessee has not assumed under this Paragraph are hereinafter referred to as the “Sublessor’s Remaining Obligations”.

e.Sublessee shall hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees, arising out of Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations.

f.Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject however, to any earlier termination of the Master Lease without the fault of the Sublessor, and to comply with or perform Sublessor’s Remaining Obligations and to hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublessor’s failure to comply with or perform Sublessor’s Remaining Obligations.

g.Sublessor represents to Sublessee that the Master Lease is in full force and effect and that no default exists on the part of any party to the Master Lease.

4. Term. The term of this sublease shall be for one hundred twenty-three (123) months, commencing upon execution, unless sooner terminated pursuant to any provision hereof. Sublessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises by the commencement date. If, despite said efforts, Sublessor is unable to deliver possession as agreed, the rights and obligations of Sublessor and Sublessee shall be as set forth in the Master Lease and in Paragraph 3 of this Sublease.

5. Base Rent. The monthly Base Rent for the Subleased Premises shall be as follows:

Rental Rate/RSF/Month
Months 1 - 4	$0.00
Months 5 - 12	$2.00
Months 13 - 24	$2.37
Months 25- 36	$2.44
Months 37 - 48	$2.51
Months 49 - 60	$2.59
Months 61 - 72	$2.67
Months 73 - 84	$2.75
Months 85 - 96	$2.83
Months 97 - 108	$2.91
Months 109 - 123	$3.00

6. Rent abatement. Sublessor shall receive rent abatements for months 1, 2, 3, & 4 of the Sublease.

7. Rent Payments. The amount of rent and the conditions of payment are the same as under the Master Lease. Sublessee rent is calculated based on its proportionate square footage occupancy of the Premises. Rental payments shall be made to Sublessor, at 2485 Village View Drive, Suite 190, Henderson, Nevada 89074. All sums payable by Sublessee to the Sublessor under any provision of this Sublease, that is not covered by Rent Payments, will be deemed to be Additional Rent and will be recovered by the Sublessor as rental arrears.

8. Security Deposit. Sublessee shall deposit with Sublessor upon execution hereof $3,043.85 as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder. The rights and obligations of Sublessor and Sublessee as to said Security Deposit shall be as set forth in the Master Lease.

9. Use.

a. Agreed Use. Except as otherwise provided in this Sublease, the Subtenant and the agents and employees of the Subtenant will only use the Subleased Premises for a purpose consistent with the permitted use allowed in the Master Lease. Further, the Subtenant agrees to comply with all other applicable provisions of the Master Lease, and will not do anything that would constitute a violation of any part or condition of the Master Lease.

b. Compliance. Sublessor warrants that the improvements on the Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances in effect on the commencement date. Said warranty does not apply to the use to which Sublessee will put the Premises or to any alterations or utility installations made or to be made by Sublessee. NOTE: Sublessee is responsible for determining whether or not the zoning is appropriate for its intended use and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, or in the event that the applicable requirements are hereafter changed, the rights and obligations of Sublessor and Sublessee shall be as provided in the Master Lease.

c. Acceptance of Premises and Lessee. Sublessee acknowledges that (i) it has been advised to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with all applicable requirements) and their suitability for Sublessee’s intended use; (ii) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises; and (iii) neither Sublessor, Sublessor’s agents, nor any broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease. In addition, Sublessor acknowledges that it is Sublessor’s sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.

10.Premises/Subleased Premises Improvements. Sublessee acknowledges that (i) both Parties intend to make improvements to the Premises and Subleased Premises respectively; (ii) Landlord has approved said improvements as set forth in the Master Lease; (iii) each Party shall be responsible for the improvements undertaken and shall be held separately liable to Landlord under the Master Lease.

11.Assignment of Sublease and Default.

a.Sublessor hereby assigns and transfers to Master Lessor the Sublessor’s interest in this Sublease, subject to the provisions of this Paragraph.

b.Master Lessor, by executing this document, agrees that until a default occurs in the performance of Sublessor’s Obligations under the Master Lease, that Sublessor may receive, collect and enjoy the Rent accruing under this Sublease. However, if Sublessor defaults in the performance of its obligations to Master Lessor, then Master Lessor may, at its option, receive and collect, directly from Sublessee, all Rent owing and to be owed under this Sublease. Master Lessor shall not, by reason of this assignment of the Sublease nor by reason of the collection of the Rent from Sublessee, be deemed liable to Sublessee for any failure of Sublessor to perform and comply with Sublessor’s Remaining Obligations.

c.Sublessor hereby irrevocably authorizes and directs Sublessee upon receipt of any written notice from the Master Lessor stating that a default exists in the performance of Sublessor’s obligations under the Master Lease, to pay to Master Lessor the Rent due and to become due under the Sublease. Sublessor agrees that Sublessee shall have the right to rely upon any such statement and request from Master Lessor, and that Sublessee shall pay such Rent to Master Lessor without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Sublessor to the contrary and Sublessor shall have no right or claim against Sublessee for any such Rent so paid by Sublessee.

d.No changes or modifications shall be made to this Sublease without the consent of Master Lessor.

12.Master Lessor Guarantees.

a.Master Lessor acknowledges that, to the best of Master Lessor’s knowledge, no default presently exists under the Master Lease of obligations to be performed by Sublessor and that the Master Lease is in full force and effect.

b.In the event that Sublessor defaults under its obligations in the Master Lease, Master Lessor agrees to deliver to Sublessee a copy of any such notice of default. Sublessee shall have the right to cure any default of Sublessor described in any notice within ten (10) days after such service of such notice of default on Sublessee. If such default is cured by Sublessee, then Sublessee shall have the right of reimbursement and offset from and against Sublessor.

13. Right to Enter. Sublessor shall have the right to enter the Subleased Premises upon twenty-four (24) hours’ notice to, (i) inspect the Subleased Premises; (ii) maintain the Subleased Premises; or (iii) make repairs that the Sublessor is obligated to perform, if applicable.

14. Utilities. All payments for utilities and other charges connected with the Subleased Premises shall be paid in accordance with the Master Lease.

15. Maintenance and Repairs. The Sublessee agrees to surrender and deliver to the Sublessor the Subleased Premises and all furniture and decorations within the Subleased Premises in as good a condition as they were at the beginning of the Term, reasonable wear and tear excepted. The Sublessee will be liable to the Sublessor and the Landlord for any damages occurring to the Subleased Premises or the contents of the Subleased Premises or to the building which are done by the Sublessee or the Sublessee’s guests.

16. Insurance. The Sublessee, at its own expense, will carry insurance similar to that required of the Sublessor under the Master Lease. Sublessee will include the Sublessor and the Landlord as additional insured parties on all policies of insurance. Sublessee will provide proof of such insurance to the Sublessor and the Landlord upon the issuance or renewal of such insurance.

17. Alterations and Improvements. With the prior written consent of the Sublessor, Sublessee may make approved alterations and improvements to the Subleased Premises. Any alterations and improvements must comply with all applicable construction laws and regulations regarding property improvements as well as the Master Lease. Sublessee will ensure that the Subleased Premises remain free and clear of any and all liens arising out of the work performed or materials used in making such improvements to the Subleased Premises. Any alterations or improvements remaining on the Subleased Premises upon termination will revert to the Sublandlord and will be free of any encumbrance at the time of such reversion.

18. Taxes. Sublessee will pay any privilege, excise and other taxes duly assessed against its business, the Subleased Premises and any personal property on or about the Subleased Premises. Sublessee will avoid the assessment of any late fees or penalties.

19. Event of Default. The Sublessee will default under this Sublease if any one or more of the following events (the "Event of Default") occurs:

a.Sublessee fails to pay the Rent to the Sublessor or any amount of it when due or within any grace period, if any.

b.Sublessee fails to perform any of its obligations under this Sublease or any applicable obligation under the Master Lease.

c.Sublessee becomes insolvent, commits an act of bankruptcy, becomes bankrupt, takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors, becomes involved in a voluntary or involuntary winding up, dissolution or liquidation proceeding, or if a receiver will be appointed for the affairs of the Sublessee.

d.Sublessee abandons the Subleased Premises or any part of the Subleased Premises.

e.Sublessee uses the Subleased Premises for any unpermitted or illegal purposes.

f.Sublessee fails to commence, diligently pursue, and complete the work to be performed pursuant to this Sublease pertaining to the Subleased Premises.

g.The Subleased Premises, or any part of the Subleased Premises is completely or partially damaged by fire or other casualty that is due to Sublessee’s negligence, willful act, or that of the Sublessee’s employee, family, agent, or guest.

h.Any other event of default provided in the Master Lease.

20.Remedies upon Default. Upon the occurrence of any Event of Default, Sublessor may invoke any of the following remedies:

a.Terminate the Sublease upon the greater of any notice required in the Master Lease and the Term will then immediately become forfeited and void.

b.The Sublessor may, but is not obligated to, perform on behalf of Sublessee, any obligation of this Sublease or the Master Lease which Sublessee has failed to perform. Sublessor may seek redress from Sublessee for such performance.

c.Sublessor may reenter the Subleased Premises or any part of the Subleased Premises and in the name of the whole repossess and enjoy the same as of its former state anything contained within the Subleased Premises.

d.Any other remedy provided in the Master Lease.

No reference to or exercise of any specific right or remedy by the Sublessor will prejudice or preclude the Sublessor from any other remedy whether allowed at law or in equity or expressly provided for in this Sublease or the Master Lease. No such remedy will be exclusive or dependent upon any other such remedy, but the Sublessor may from time to time exercise any one or more of such remedies independently or in combination.

21.Surrender of Premises. At the expiration of the Term of this Sublease, Sublessee will quit and surrender the Premises in as good a state and condition as they were at the commencement of this Lease, reasonable use and wear and damages by the elements excepted.

22.Governing Law. It is the intention of the parties to this Sublease that the tenancy created by this Sublease and the performance under this Sublease, and all suits and special proceedings under this Sublease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of Nevada, without regard to the jurisdiction in which any action or special proceeding may be instituted.

23.Severability. In the event that any of the provisions of this Sublease will be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Sublease and the remaining provisions had been executed by both parties subsequent to the expungement of the invalid provision.

24.Amendment and Modification. This Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the Parties to this Agreement.

25. Headings. All section titles or captions contained in this Agreement are for convenience only and not part of the context and do not affect the interpretation.

26. Entire Agreement. This Agreement contains the entire understanding between the Parties and supersedes any prior understandings and agreements between them respecting the subject matter hereof.

27. Binding Effect; Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto. Neither Party may assign any rights or delegate any duties under this Agreement, except as expressly provided for herein.

28. Counterparts. This Agreement may be executed in several counterparts and all so executed constitute one Agreement, binding on all the parties even though all the parties did not sign the original or the same counterpart.

29. Attorney’s fees. In the event of any legal action concerning this Sublease, the losing party will pay to the prevailing party reasonable attorney's fees and court costs to be fixed by the court and such judgment will be entered.

30. Parties in Interest. Other than as expressly set forth herein, nothing herein is intended to benefit any third party.

31. No Partnership or Joint Venture. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties or constitute any Party to be the agent of the other Party for any purpose.

32. No Waiver. A Party’s waiver of any breach of any provision or the failure of a party to insist on the strict performance by any other party, does not constitute a waiver of such, or any other provision.

33. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional courier service), sent by registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight air courier, and shall be deemed received upon the date of delivery thereof to the relevant noticed address set forth below each party’s signatures to this Agreement; provided, however, that the first attempted delivery of any notice which is not delivered as a result of a change of address of which the sending party was not notified by requisite notice or as a result of any party’s refusal to accept delivery shall be deemed delivery.

Address of Sublessor:

2485 Village View Drive, Suite 190

Henderson, NV 89074

Attn: Terry Kennedy

Address of Sublessee:

2485 Village View Drive, Suite 180

Henderson, NV 89074

Attn: Jonathan Bonnette

IN WITNESS WHEREOF, the Parties hereto have executed this Sublease as of the date set forth above.

SUBLESSOR:SUBLESSEE:

Appreciation, LLC,Grow Capital, Inc.

a Nevada limited liability companya Nevada corporation

/s/ Terry Kennedy	/s/ Jonathan Bonnette
By: Appreciation, LLC	By: Grow Capital, Inc.
Name: Terry Kennedy	Name: Jonathan Bonnette
Its: President & CEO	Its: CEO